As filed with the Securities and Exchange Commission on December 9, 2021

Registration Statement No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STERLING BANCORP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	80-0091851 (I.R.S. Employer Identification No.)
Two Blue Hill Plaza, 2nd Floor Pearl River, New York (Address of principal executive offices)	10965 (Zip Code)
Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan (Full title of the plan)
Jack L. Kopnisky President and Chief Executive Officer Sterling Bancorp Two Blue Hill Plaza, Second Floor Pearl River, New York 10965 (Name and address of agent for service)
Copies of communications to:

James P. Blose, Esq. Sterling Bancorp Two Blue Hill Plaza, Second Floor Pearl River, New York 10965 (845) 369-8040	Abby E. Brown, Esq. Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share, reserved for issuance pursuant to the Sterling Bancorp Amended and Restated 2015 Omnibus Equity & Incentive Plan	6,045,682	$25.14	$151,988,445	$14,089.33

[1]	This Registration Statement registers the issuance of 6,045,682 shares of common stock, par value $0.01 per share (the “Common Stock”) of Sterling Bancorp (“Sterling” or the “registrant”), which may be issued pursuant to the terms and conditions of the Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, as amended (the “2015 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of shares of Sterling’s Common Stock that become issuable under the 2015 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

[2]	Computed in accordance with Rule 457(c) and 457(h) promulgated under the Securities Act, based on the average of the high and low prices of Sterling’s Common Stock on December 8, 2021 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 6,045,682 shares of common stock, par value $0.01 per share (the “Common Stock”), of Sterling Bancorp (the “Company”) relating to the Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, as amended (the “2015 Plan”). At the annual meetings of stockholders held on May 29, 2019 and May 26, 2021, the Company’s stockholders approved amendments to the Company’s 2015 Plan to increase the number of shares available for issuance upon the grant of equity awards under the 2015 Plan by an aggregate of 6,045,682 shares of Common Stock.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the 2015 Plan (Registration No. 333-206246), filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 4,454,318 shares of Common Stock relating to the 2015 Plan on August 7, 2015 (the “Original Registration Statement”), including the information contained therein, is hereby incorporated by reference into this Registration Statement, except that the information contained in Part II of the Original Registration Statement is modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021.

(b)       The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the Commission on April 30, 2021, July 30, 2021 and October 29, 2021, respectively.

(c)       The Company’s Current Reports on Form 8-K, filed with the Commission on January 12, 2021, January 20, 2021, April 19, 2021, April 22, 2021, May 28, 2021, August 9, 2021, and August 18, 2021.

(d)       The Company’s Proxy Statement for the annual meeting of shareholders held on May 26, 2021, filed with the Commission on April 14, 2021.

(e)       The description of the Company’s Common Stock contained in Sterling’s Registration Statement on Form 8-A filed with the Commission on December 16, 2011, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed, but not furnished, by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another enterprise. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, the DGCL provides that the person shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that the person is entitled to indemnification under the circumstances.

With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that the person is not entitled to indemnification by the corporation. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against such person in such person’s designated capacity, whether or not the corporation itself would be empowered to indemnify such person against such liability. The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, with the following exception: except for proceedings to enforce rights to indemnification, the Company will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the Board of Directors. As authorized by Section 102 of the DGCL, the Company’s Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are only general summaries. For additional information, we refer you to the full text of the Company’s Amended and Restated Certificate of Incorporation.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Sterling Bancorp (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed November 2, 2018 (File No. 001-35385)).

4.2	Amended and Restated Bylaws of Sterling Bancorp (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 24, 2017 (File No. 001-35385)).

4.3	Form of Common Stock Certificate of Sterling Bancorp (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 1, 2013 (File No. 001-35385)).

5.1*	Opinion of Squire Patton Boggs (US) LLP

23.1*	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

23.2*	Consent of Crowe LLP

24.1*	Power of Attorney (see signature page)

99.1	Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, as amended (incorporated by reference to Annex A to Sterling Bancorp’s Proxy Statement relating to Sterling’s for the 2021 Annual Meeting of Stockholders, filed on April 14, 2021 (File No. 001-35385)).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pearl River, State of New York, on December 9, 2021.

STERLING BANCORP

By:	/s/ Jack L. Kopnisky
Jack L. Kopnisky
President and Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack L. Kopnisky, Luis Massiani, Beatrice Ordonez and Richard O’Toole (each, an “Agent,” and collectively, “Agents”) or any of them, his or her true and lawful attorney-in-fact and agent for and in his or her name, place and stead, in any and all capacities, to sign, execute and affix his or her seal to, and file with the Commission (or any other governmental or regulatory authority), this registration statement relating to the Company’s securities on Form S-8, including specifically, but not limited to, power and authority to sign for him or her in his or her name in the capacities indicated below and any and all amendments or supplements (including post-effective amendments and prospectus supplements), with all exhibits and any and all documents required to be filed therewith or with respect thereto. Each signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the registrant on December 9, 2021 and in the capacities indicated.

Signature	Title

/s/ Jack L. Kopnisky	President, Chief Executive Officer and Director
Jack L. Kopnisky	(Principal Executive Officer)

/s/ Beatrice Ordonez	Executive Vice President, Chief Financial Officer
Beatrice Ordonez	(Principal Financial Officer)

/s/ Richard L. O’Toole	Chairman of the Board of Directors
Richard L. O’Toole

/s/ John P. Cahill	Director
John P. Cahill

/s/ Navy E. Djonovic	Director
Navy E. Djonovic

/s/ Fernando Ferrer	Director
Fernando Ferrer

/s/ Robert S. Giambrone	Director
Robert S. Giambrone

/s/ Mona Aboelnaga Kanaan	Director
Mona Aboelnaga Kanaan

/s/ James J. Landy	Director
James J. Landy

/s/ Maureen B. Mitchell	Director
Maureen B. Mitchell

/s/ Patricia M. Nazemetz	Director
Patricia M. Nazemetz

/s/ Ralph F. Palleschi	Director
Ralph F. Palleschi

/s/ William E. Whiston	Director
William E. Whiston

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